Exhibit 99.1

CONTACT:	Kenneth C. Budde	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES REPORTS GROWTH IN EARNINGS PER SHARE FOR FISCAL YEAR
2004, AND FORECASTS GROWTH FOR FISCAL YEAR 2005

JEFFERSON, LA, December 16, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the fourth quarter and fiscal year 2004 along with the outlook for fiscal year 2005 operating performance.

Kenneth C. Budde, Chief Executive Officer, stated, “We achieved our operating and financial goals for our 2004 fiscal year. This achievement is due to our employees’ successful execution of our operating initiatives and their commitment to serving families with the best possible care during their time of need. We are particularly pleased that these initiatives have resulted in substantial growth in earnings per share and strong cash flow for the year. We look forward to continued growth throughout fiscal year 2005.”

The Company reported net earnings of $8.8 million or $.08 per diluted share for the fourth quarter and $46.1 million or $.43 per diluted share for fiscal year 2004.

Earnings from continuing operations for the fourth quarter of fiscal year 2004 were $9.0 million or $.08 per diluted share, which includes gains on dispositions, net of impairment losses, of $0.1 million ($0.5 million after tax) and charges for separation pay of $0.2 million ($0.1 million after tax). In the fourth quarter of fiscal year 2003, the Company reported a net loss from continuing operations of $67.3 million or $.62 per diluted share, which includes a non-cash impairment charge on long-lived assets of $9.3 million ($7.7 million after tax, or $.07 per diluted share) and a non-cash impairment charge for goodwill related to its cemetery segment of $73.0 million ($66.9 million after tax, or $.62 per diluted share). Excluding these items, earnings from continuing operations would have been $8.6 million, or $.08 per diluted share in the fourth quarter of 2004 compared to $7.3 million or $.07 per diluted share in the fourth quarter of 2003.

Earnings from continuing operations for the fiscal year ended October 31, 2004 were $43.3 million or $.40 per diluted share, which includes charges for separation pay of $3.4 million ($2.1 million after tax, or $.02 per diluted share), partially offset by gains on dispositions, net of impairment losses, of $0.3 million ($1.1 million after tax, or $.01 per diluted share). For the fiscal year ended October 31, 2003, the Company reported a net loss from continuing operations of $51.1 million or $.47 per diluted share, which includes a non-cash impairment charge on long-lived

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assets of $9.3 million ($7.7 million after tax, or $.07 per diluted share), a non-cash impairment charge for goodwill related to its cemetery segment of $73.0 million ($66.9 million after tax, or $.62 per diluted share), a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per diluted share) and a charge for separation pay of $2.5 million ($1.5 million after tax, or $.01 per diluted share). Excluding these items, earnings from continuing operations would have been $44.3 million or $.41 per diluted share in fiscal year 2004 compared to $32.3 million or $.30 per diluted share for fiscal year 2003, representing a 37 percent increase.

A reconciliation of the Company’s net earnings (loss) to adjusted earnings from continuing operations is provided in the following table. The Company believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.

Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)
(all items are net of income taxes)

	Three Months Ended				Twelve Months Ended
	October 31,				October 31,
	2004		2003		2004		2003
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	$8.8	$.08	($89.9)	($.83)	$46.1	$.43	($73.4)	($.68)
Add (Subtract): Loss (earnings)
from discontinued operations	0.2	—	22.6	.21	(2.8)	(.03)	22.3	.21

Earnings (loss) from continuing operations	$9.0	$.08	($67.3)	($.62)	$43.3	$.40	($51.1)	($.47)
Add: Separation charges	0.1	—	—	—	2.1	.02	1.5	.01
Add: Impairment of goodwill	—	—	66.9	.62	—	—	66.9	.62
Add (Subtract): (Net gains on dispositions) and impairment losses	(0.5)	—	7.7	.07	(1.1)	(.01)	7.7	.07
Add: Loss on early extinguishment of debt	—	—	—	—	—	—	7.3	.07

Adjusted earnings from continuing operations	$8.6	$.08	$7.3	$.07	$44.3	$.41	$32.3	$.30

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The following table illustrates that the Company achieved its operating and financial goals for fiscal year 2004.

Fiscal Year 2004
	Operating and Financial Goals	Actual Results
Adjusted EPS (1)	Initial forecast of $.37 to $.41 (December 2003) Revised forecast to $.40 to $.42 (September 2004)	$.41

Average revenue per funeral service, excluding impact of trust earnings	2% to 3% increase	3.6% increase per traditional service 4.9% increase per cremation service

Revenue from trust earnings	Initial forecast: Trust earnings expected to be about the
same as that recognized in 2003 (December 2003)
Revised forecast: Trust earnings expected to be slightly
	down from that recognized in 2003 (September 2004)	8% decrease

Same-store funeral calls	Flat to 3% decrease	1% decrease

Cemetery property sales	5% to 10% increase	9% increase

Preneed funeral sales	5% to 10% increase	9% increase

Revenue from continuing operations	1% to 3% increase	2.7% increase

Costs	Cost-reduction initiatives expected to reduce costs $16 to
$20 million, partially offset by $8 to $10 million in
normal inflation of costs and an increase in direct costs
	associated with the forecasted increase in revenue	$9.6 million decrease in funeral, cemetery and corporate general and administrative expenses(2)

Adjusted EBITDA(3)	Initial forecast: $162 to $178 million (December 2003) Revised forecast: $169 to $177 million (September 2004)	$171.0 million

Free cash flow(4)	$61 to $69 million	$75.0 million

(1)	Excludes charges for separation pay and gains on dispositions net of impairment losses. See “Adjusted Earnings from Continuing Operations” table.

(2)	As forecasted, this net reduction in indirect costs resulting from the cost reduction initiatives was largely offset by the Company’s increase in direct costs associated with increased revenue.

(3)	Excludes charges for separation pay and gains on dispositions net of impairment losses. See table under “Reconciliation of Non-GAAP Financial Measures.”

(4)	Includes a cash inflow of $33.2 million for tax refunds and cash outflows of $2.1 million for separation payments. See table under “Reconciliation of Non-GAAP Financial Measures.”

Revenue from continuing operations increased $13.5 million, or 2.7 percent for fiscal year 2004, and increased $2.2 million, or 1.8 percent, for the fourth quarter of 2004. The increase in revenue was driven by an increase in cemetery revenue. Funeral revenue was $278.4 million for both this fiscal year and last, and cemetery revenue increased $13.5 million to $236.2 million for fiscal year 2004. For the fourth quarter, funeral revenue decreased $2.3 million and cemetery revenue increased $4.5 million.

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The Company achieved its goal of 2.0 to 3.0 percent annual growth in average revenue per funeral service, excluding the impact of funeral trust earnings. For fiscal year 2004, the Company’s same-store funeral operations achieved a 3.6 percent increase in the average revenue per traditional funeral service and a 4.9 percent increase in the average revenue per cremation service. For the fourth quarter of fiscal year 2004, the Company’s same-store funeral operations achieved a 3.6 percent increase in the average revenue per traditional funeral service and a 4.3 percent increase in the average revenue per cremation service. These gains were partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funeral services, including cremations, resulting in an overall 1.3 percent increase in the average revenue per funeral service for the year and a 0.5 percent increase in the average revenue per funeral service for the quarter. The contribution of trust earnings recognized as revenue upon the delivery of preneed funerals was lower in 2004 than in fiscal year 2003 due to lower investment returns realized in the Company’s preneed funeral trust funds during previous years.

The Company experienced a reduction in the number of families served by its continuing funeral operations in fiscal year 2004 as compared to fiscal year 2003, contributing to a decrease in funeral volumes of 3.1 percent for the fourth quarter and 1.0 percent for fiscal year 2004. The Company’s 227 same-store funeral homes experienced a total decrease of 633 events out of the 60,792 total same-store events performed over the twelve-month period.

The Company’s sales organization has had great success with its preneed cemetery property and preneed funeral sales initiatives. For the year, the Company experienced increases of 9 percent in both cemetery property and preneed funeral sales, which is in line with its stated goal of 5 to 10 percent. This increase in cemetery property sales accounted for about half of the cemetery revenue increase.

The remaining increase in cemetery revenue was due primarily to higher levels of revenue associated with the construction of cemetery projects and an improvement in the quality of accounts receivable resulting in a reduction in the Company’s bad debt experience. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. In summary, cemetery revenue was higher in fiscal year 2004 than in fiscal year 2003 due to the increase in property sales, construction during the year on various cemetery projects, and an improvement in the Company’s bad debt experience.

Mr. Budde added, “As a result of the growth in revenue and our cost-saving initiatives, both our funeral and cemetery margins are up substantially. Our funeral margin improved 300 basis points, our cemetery margin improved 150 basis points, and our EBITDA margin improved 190 basis points compared to fiscal year 2003. Our employees and management team have delivered as planned, and we are proud of what we have accomplished.”

Cash flow from operations for fiscal year 2004 was $93.6 million, and free cash flow was $75.0 million, including a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and cash outflows of $2.1 million for separation pay. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) As of December 6, 2004, the Company had outstanding debt of $413.8 million and cash and cash equivalents of $32.0 million.

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The Company’s divestiture of non-performing businesses is proceeding as planned. As of October 31, 2004 the Company had received $22.6 million from its divestitures representing the sale of 56 businesses. As of December 6, 2004 the Company had closed on or had entered into agreements to sell an additional 12 businesses for about $4.2 million. In total, the Company has closed on or entered into agreements to sell 68 businesses for about $26.8 million and has 11 additional businesses it will continue to market.

On November 19, 2004, the Company completed the refinancing of its senior secured credit facility with a five-year $125 million Revolving Credit Facility (of which $10.0 million was drawn as of December 6, 2004) and a seven-year $100 million Term Loan B. During the first quarter of fiscal year 2005, the Company expects to incur a charge for early extinguishment of debt of $2.7 million ($1.8 million after tax, or $.02 per diluted share) to write-off the remaining unamortized book value of fees on the prior agreement. The fees incurred for the new agreement are approximately $1.5 million and will be amortized over the life of the new debt. As a result of the refinancing, the leverage-based grid pricing for the interest rate on the Company’s Revolving Credit Facility was reduced to LIBOR plus 150.0 basis points at closing, representing a 50 basis-point reduction, and the interest rate on the Company’s Term Loan B was reduced to LIBOR plus 175.0 basis points, which is 75 basis points below the prior agreement. The new agreement has substantially the same collateral and guarantees as the prior agreement and is subject to similar but somewhat less restrictive financial and other covenants.

On December 2, 2004, the Company announced that Thomas M. Kitchen was selected as Chief Financial Officer. Mr. Budde commented, “Tom comes to us from Equitas Capital Advisors, LLC where he served as an investment management consultant since July 2003. In addition, during a 25-year career with Avondale Industries, Inc., the nation’s fifth largest shipbuilder, he served at various times as chief financial officer, president and board member. He has served on our board of directors since February 2004 and, as a board member, already knows our industry, our business, our strategies and our management team. Tom brings extensive financial and corporate management experience to our organization, and we are delighted to have him join our executive management team.”

Mr. Budde concluded, “Fiscal year 2004 has been an exciting year for Stewart Enterprises, and we look forward to fiscal year 2005. We have set our fiscal 2005 targets to achieve $.44 to $.48 in earnings per share from continuing operations, excluding unusual items. To achieve this target, we will continue to focus on our initiatives, which include increasing preneed sales, increasing call volume and managing the costs in our businesses. We feel optimistic about the opportunities that exist in our business, and we remain confident in our direction as we continue to build upon and further implement our key operating initiatives.”

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Information regarding the Company’s earnings and cash flow forecasts and the principal assumptions used in those forecasts can be found in this release under the heading “Company Forecasts for Continuing Operations in Fiscal Year 2005.”

Fourth Quarter Results From Continuing Operations

•	Funeral revenue decreased $2.3 million to $65.5 million, principally due to a 3.1 percent decrease in the number of same-store funeral services performed.

•	The Company’s same-store businesses achieved average revenue increases of 3.6 percent per traditional funeral service and 4.3 percent per cremation service for the quarter, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 0.5 percent in average revenue per funeral service performed.

•	The cremation rate for the Company’s same-store businesses was 37.1 percent for the fourth quarter of 2004 compared to 35.8 percent for the fourth quarter of 2003.

•	Cemetery revenue increased $4.5 million to $60.4 million due to higher levels of revenue associated with the construction of cemetery projects, an increase in property sales and an improvement in the quality of accounts receivable resulting in a reduction in the Company’s bad debt experience. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	The Company realized an annual average return of 2.9 percent in its perpetual care trust funds during the fourth quarter of 2004 compared to 3.7 percent in the comparable period of 2003.

•	Funeral margins were 25.0 percent compared to 24.2 percent for the same period in 2003. The 80 basis-point improvement in funeral margins was principally due to reduced general and administrative costs in the funeral segment resulting primarily from the Company’s cost reduction initiatives.

•	Cemetery margins were 21.5 percent compared to 20.9 percent for the same period in 2003. The 60 basis-point improvement in cemetery margins was primarily due to increased cemetery revenue as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from the Company’s cost reduction initiatives.

•	Gross profit increased $1.3 million to $29.4 million primarily due to the increase in cemetery revenue discussed above, combined with reduced general and administrative costs in the funeral and cemetery segments resulting primarily from the Company’s cost reduction initiatives.

•	Corporate general and administrative expenses increased $0.1 million to $4.4 million.

•	During the fourth quarter of fiscal year 2004, the Company recorded severance charges of $0.2 million ($0.1 million after tax).

•	During the fourth quarter of fiscal year 2003, the Company incurred a non-cash impairment charge for goodwill related to its cemetery segment of $73.0 million ($66.9 million after tax, or $.62 per diluted share).

•	During the fourth quarter of fiscal year 2003, the Company recorded an impairment charge on long-lived assets of $9.3 million ($7.7 million after tax, or $.07 per diluted share) in continuing operations to write down to estimated fair market value certain assets that it had determined to sell. During the fourth quarter of fiscal year 2004, the Company evaluated the long-lived assets remaining and sold several assets that it held for sale at a gain. The net effect was that the Company recorded gains on dispositions, net of impairment losses, of $0.1 million ($0.5 million after tax) in continuing operations in the fourth quarter of 2004.

•	Other operating income, net was $0.1 million in the fourth quarter of 2004 and $0.2 million in the fourth quarter of 2003.

•	Interest expense decreased $1.8 million to $11.3 million due to an $87.4 million decrease in the average debt outstanding during the fourth quarter of 2004 compared to the fourth quarter of 2003, partially offset by a 58 basis-point increase in the average interest rate for the period.

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Fiscal Year Results From Continuing Operations

•	Funeral revenue was $278.4 million for both this fiscal year and last.

•	The Company’s same-store businesses achieved average revenue increases of 3.6 percent per traditional funeral service and 4.9 percent per cremation service for the year, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 1.3 percent in average revenue per funeral service performed.

•	The increase in average revenue was substantially offset by a decrease in same-store calls. The Company experienced a 1.0 percent decrease in the number of same-store funeral services performed, representing a total decrease of 633 events out of the 60,792 total same-store funeral services performed over the twelve-month period.

•	The cremation rate for the Company’s same-store businesses was 36.6 percent in 2004 compared to 35.9 percent in 2003.

•	Cemetery revenue increased $13.5 million to $236.2 million, due to the increase in property sales, construction during the year on various cemetery projects, and an improvement in the Company’s bad debt experience. For the year, the Company experienced an increase of 9 percent in cemetery property sales, which accounted for about half of the cemetery revenue increase. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	The Company realized an annual average return of 3.1 percent in its perpetual care trust funds during fiscal year 2004 compared to 4.2 percent during fiscal year 2003.

•	Funeral margins were 28.2 percent compared to 25.2 percent for the same period in 2003. The 300 basis-point improvement in funeral margins was principally due to reduced general and administrative costs in the funeral segment resulting primarily from the Company’s cost reduction initiatives.

•	Cemetery margins were 23.8 percent compared to 22.3 percent for the same period in 2003. The 150 basis-point improvement in cemetery margins was primarily due to increased cemetery revenue as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from the Company’s cost reduction initiatives.

•	Gross profit increased $14.8 million to $134.7 million primarily due to the increase in cemetery revenue as discussed above, combined with reduced general and administrative costs in the funeral and cemetery segments resulting primarily from the Company’s cost reduction initiatives.

•	Corporate general and administrative expenses decreased $0.6 million to $17.1 million primarily due to decreases in salaries and legal fees.

•	During fiscal year 2004, the Company incurred charges for separation pay of $3.4 million ($2.1 million after tax, or $.02 per diluted share) due to workforce reductions announced in December of 2003 combined with separation pay to a former officer. During fiscal year 2003, the Company incurred a charge of $2.5 million ($1.5 million after tax, or $.01 per diluted share) due to separation pay to former officers.

•	During fiscal year 2003, the Company incurred a non-cash impairment charge for goodwill related to its cemetery segment of $73.0 million ($66.9 million after tax, or $.62 per diluted share).

•	During fiscal year 2003, the Company recorded an impairment charge of $9.3 million ($7.7 million after tax, or $.07 per diluted share) in continuing operations to write down to estimated fair market value certain assets that it had determined to sell. During the third and fourth quarters of fiscal year 2004, the Company evaluated the long-lived assets remaining and sold several assets that it held for sale at a gain. The net effect was that the Company recorded gains on dispositions, net of impairment losses, of $0.3 million ($1.1 million after tax, or $.01 per diluted share) in continuing operations during fiscal year 2004.

•	Other operating income, net was $2.1 million for fiscal years 2004 and 2003. Other operating income includes net gains on the sale of assets that were not included in the Company’s businesses classified as held for sale.

•	Interest expense decreased $6.2 million to $47.3 million due to a $79.5 million decrease in the average debt outstanding during 2004 compared to 2003, partially offset by a 32 basis-point increase in the average interest rate for the period.

•	During fiscal year 2003, the Company incurred a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per diluted share).

•	Investment and other income, net decreased $1.4 million to an expense of $0.9 million, primarily due to a write-down of certain marketable securities during the first quarter of 2004.

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Depreciation and Amortization

•	Depreciation and amortization from continuing operations was $13.2 million in the fourth quarter of 2004 compared to $12.9 million in the fourth quarter of 2003.

•	Depreciation and amortization from total operations was $13.2 million in the fourth quarter of 2004 compared to $13.3 million in the fourth quarter of 2003.

•	Depreciation and amortization from continuing operations was $52.2 million in fiscal year 2004 compared to $51.9 million in fiscal year 2003.

•	Depreciation and amortization from total operations was $52.8 million in fiscal year 2004 compared to $53.7 million in fiscal year 2003.

Cash Flow Results and Debt for Total Operations

•	Net cash provided by operating activities for the quarter ended October 31, 2004 was $25.0 million, compared to $23.6 million for the fourth quarter of 2003.

•	Net cash provided by operating activities for fiscal year 2004 was $93.6 million, compared to $69.8 million in fiscal year 2003. This includes a tax refund of $33.2 million received during fiscal year 2004 due to a change in the tax accounting methods for cemetery merchandise revenue and a tax refund of $23.3 million received during fiscal year 2003 related to the sale of the Company’s foreign operations. The Company made separation payments of $2.1 million during fiscal year 2004 and $0.4 million during fiscal year 2003. Excluding the tax refunds and separation payments, cash flow from operations would have increased $15.6 million to $62.5 million for fiscal year 2004, compared to $46.9 million in fiscal year 2003, primarily due to an increase in earnings.

•	Free cash flow for fiscal year 2004 was $75.0 million, compared to $53.5 million in fiscal year 2003. This includes cash inflows for tax refunds received and cash outflows for separation payments made as discussed above. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	In June 2003, the Company announced a $25 million stock repurchase program, which was subsequently increased by $3 million to a total of $28 million. As of December 6, 2004, the Company had invested $22.2 million to repurchase 3.5 million shares since inception of the program.

•	As of October 31, 2004, the Company had outstanding debt of $416.8 million and cash and cash equivalents of $21.5 million.

•	On November 19, 2004, the Company completed the refinancing of its senior secured credit facilities with a five-year $125 million Revolving Credit Facility and a seven-year $100 million Term Loan B.

•	As of December 6, 2004, the Company had outstanding debt of $413.8 million and cash and cash equivalents of $32.0 million.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 238 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-231-5571. From outside the continental United States, call 973-582-2703. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until December 30, 2004. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2004	2003
Revenues:
Funeral	$65,476	$67,777
Cemetery	60,422	55,901

Total revenues	125,898	123,678

Costs and expenses:
Funeral	49,139	51,415
Cemetery	47,384	44,219

Total costs and expenses	96,523	95,634

Gross profit	29,375	28,044
Corporate general and administrative expenses	(4,413)	(4,320)
Separation charges	(219)	—
Impairment of goodwill	—	(73,000)
Gains on dispositions and impairment (losses), net	69	(9,316)
Other operating income, net	165	216

Operating earnings (loss)	24,977	(58,376)
Interest expense	(11,359)	(13,073)
Investment and other income, net	70	50

Earnings (loss) from continuing operations before income taxes	13,688	(71,399)
Income tax expense (benefit)	4,669	(4,150)

Earnings (loss) from continuing operations	9,019	(67,249)

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	400	(25,174)
Income tax expense (benefit)	585	(2,490)

Loss from discontinued operations	(185)	(22,684)

Net earnings (loss)	$8,834	$(89,933)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$.08	$(.62)
Earnings (loss) from discontinued operations	—	(.21)

Net earnings (loss)	$.08	$(.83)

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.08	$(.62)
Earnings (loss) from discontinued operations	—	(.21)

Net earnings (loss)	$.08	$(.83)

Weighted average common shares outstanding (in thousands):
Basic	107,705	108,156

Diluted	108,346	108,156

Certain reclassifications have been made to the 2003 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,
	2004	2003
Revenues:
Funeral	$278,426	$278,362
Cemetery	236,227	222,774

Total revenues	514,653	501,136

Costs and expenses:
Funeral	200,032	208,201
Cemetery	179,856	173,053

Total costs and expenses	379,888	381,254

Gross profit	134,765	119,882
Corporate general and administrative expenses	(17,097)	(17,733)
Separation charges	(3,435)	(2,450)
Impairment of goodwill	—	(73,000)
Gains on dispositions and impairment (losses), net	353	(9,316)
Other operating income, net	2,099	2,082

Operating earnings	116,685	19,465
Interest expense	(47,335)	(53,478)
Loss on early extinguishment of debt	—	(11,289)
Investment and other income (expense), net	(922)	545

Earnings (loss) from continuing operations before income taxes	68,428	(44,757)
Income taxes	25,088	6,317

Earnings (loss) from continuing operations	43,340	(51,074)

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	2,366	(24,713)
Income tax benefit	(456)	(2,319)

Earnings (loss) from discontinued operations	2,822	(22,394)

Net earnings (loss)	$46,162	$(73,468)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$.40	$(.47)
Earnings (loss) from discontinued operations	.03	(.21)

Net earnings (loss)	$.43	$(.68)

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.40	$(.47)
Earnings (loss) from discontinued operations	.03	(.21)

Net earnings (loss)	$.43	$(.68)

Weighted average common shares outstanding (in thousands):
Basic	107,522	108,220

Diluted	108,159	108,220

Certain reclassifications have been made to the 2003 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2004 AND 2003

The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. In fiscal year 2004, the Company recorded charges for separation pay of $3.4 million ($2.1 million after tax, or $.02 per diluted share) and recorded gains on dispositions, net of impairment losses, of $0.3 million ($1.1 million after tax, or $.01 per diluted share), which are included in EBITDA from continuing operations presented below. In fiscal year 2003, the Company recorded a non-cash impairment charge on long-lived assets of $9.3 million ($7.7 million after tax, or $.07 per diluted share), a non-cash impairment charge for goodwill related to its cemetery segment of $73.0 million ($66.9 million after tax, or $.62 per diluted share), a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per diluted share) and a charge for separation pay of $2.5 million ($1.5 million after tax, or $.01 per diluted share), which are included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the charges discussed above, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (loss) (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the fourth quarter and fiscal year ended October 31, 2004 and 2003:

Adjusted EBITDA from Continuing Operations

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
(Dollars in millions)	2004	2003	2004	2003
Consolidated net earnings (loss)	$8.8	$(89.9)	$46.1	$(73.4)
Add (Subtract): Loss (earnings) from discontinued operations	0.2	22.6	(2.8)	22.3

Earnings (loss) from continuing operations	9.0	(67.3)	43.3	(51.1)
Add: Depreciation and amortization from continuing operations	13.2	12.9	52.2	51.9
Add: Interest expense	11.3	13.1	47.3	53.5
Add: Income tax expense (benefit) from continuing operations	4.7	(4.1)	25.1	6.3

EBITDA from continuing operations	38.2	(45.4)	167.9	60.6
Add: Separation charges	0.2	—	3.4	2.5
Add: Impairment of goodwill	—	73.0	—	73.0
Add (Subtract): (Net gains on dispositions) and impairment losses	(0.1)	9.3	(0.3)	9.3
Add: Loss on early extinguishment of debt	—	—	—	11.3

Adjusted EBITDA from continuing operations	$38.3	$36.9	$171.0	$156.7

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2004 AND 2003

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the fourth quarter and fiscal year ended October 31, 2004 and 2003:

Free Cash Flow

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
(Dollars in millions)	2004(1)	2003	2004(2)	2003(3)
Net cash provided by operating activities	$25.0	$23.6	$93.6	$69.8
Less: Maintenance capital expenditures	5.7	3.4	18.6	16.3

Free cash flow	$19.3	$20.2	$75.0	$53.5

(1)	Includes a cash outflow of $0.2 million for separation payments.

(2)	Includes a cash inflow of $33.2 million for tax refunds and cash outflows of $2.1 million for separation payments.

(3)	Includes a cash inflow of $23.3 million for tax refunds and a cash outflow of $0.4 million for separation payments.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of the Company’s initiatives; success and timing of selling certain under-performing operations; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended July 31, 2004.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005
(Unaudited)

     Adjusted diluted earnings per share from continuing operations for fiscal year 2005 are expected to be in the range of $.44 to $.48, which excludes unusual items. The Company expects to generate $50 to $60 million in cash flow from operations. Guidance for adjusted diluted earnings per share and all other forecasted operating measures specifically exclude the following:

•	Gains or losses associated with asset dispositions.

•	Gains or losses associated with early extinguishments of debt and changes in capital structure, including the effects described in Item 5 below.

The Company’s 2005 forecast from continuing operations is intended to reflect forecasted same-store results. The Company believes it is appropriate to use the range of diluted earnings per share provided herein because of the uncertainty of possible developments described below under “Principal Assumptions.”

     For a further discussion of risks related to the Company’s business that could affect this outlook, please refer to “Cautionary Statements” included in this press release and in Item 5 of the Company’s Form 10-Q for the quarter ended July 31, 2004.

Principal Assumptions

     The Company’s 2005 forecast from continuing operations is based on the following principal assumptions:

(1)	The average revenue per traditional and cremation funeral service performed is expected to increase by about 2 to 3 percent, excluding any impact from funeral trust earnings. Increases in average revenue per funeral service performed may be partially offset by a decrease in the number of families served by continuing operations in 2005 as compared to 2004. The upper end of the forecast range assumes that these businesses will serve the same number of families during fiscal year 2005 as in 2004, and the lower end assumes a possible reduction in the number of families served of up to 3 percent.

(2)	Cemetery property sales are expected to increase by 4 to 8 percent.

(3)	Total revenue from trust earnings, including earnings recognition from funeral, cemetery and perpetual care trust funds, is expected to be slightly down from that recognized in 2004.

(4)	While the Company intends to control costs and grow revenues, it does not anticipate further significant cost cuts and expects margins to stabilize in 2005.

(5)	As a result of refinancing the Company’s senior secured credit facility in November 2004 and the opportunity to refinance its 10.75% notes in July 2005, combined with continued debt reduction, interest expense is expected to decrease significantly for fiscal year 2005. During the first quarter of fiscal year 2005, the Company will record a charge for early extinguishment of debt of $2.7 million to write-off the remaining unamortized book value of fees on the prior agreement. If the Company calls its 10.75% notes in July of 2005, the Company would incur a charge for early extinguishment of debt of approximately $20.2 million representing $16.1 million for the bond call premium and $4.1 million to write-off the remaining unamortized book value of fees on the prior notes. The Company’s adjusted earnings per share forecasts do not include either of these charges for early extinguishment of debt.

(6)	Cash flow for fiscal year 2005 is expected to be consistent with fiscal year 2004 with the exception of unusual items, such as the tax refund of $33.2 million received during fiscal year 2004.

(7)	The Company expects to use cash flow from operations to maintain its facilities at a level comparable to 2004, to reduce debt, to pay costs that may be incurred to refinance its 10.75% notes, for stock repurchases or for growth initiatives as appropriate.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005
(Unaudited)

(Dollars in millions, except per share amounts)

First Quarter 2005 Forecast

Income Statement Items
Revenue	$125 - $140
Gross profit	$30 - $40
Operating earnings	$27 - $35
Interest expense	$9 - $12
Adjusted Earnings per share (diluted)	$.11 - $.13 (1)
Adjusted Net Earnings	$12 - $14 (1)
Add: Depreciation and amortization	$12 - $14
Add: Interest expense	$9 - $12
Add: Income taxes	$7 - $9

Adjusted EBITDA	$40 - $49 (1)

Fiscal Year 2005 Forecast

Income Statement Items
Revenue	$500 - $530
Gross profit	$125 - $145
Operating earnings	$108 - $125
Interest expense	$34 - $41
Adjusted Earnings per share (diluted)	$.44 - $.48 (2)
Adjusted Net Earnings	$48 - $52 (2)
Add: Depreciation and amortization	$48 - $55
Add: Interest expense	$34 - $41
Add: Income taxes	$30 - $32

Adjusted EBITDA	$160 - $180 (2)

Cash Flow Items(3)
Net cash provided by operating activities	$50 - $60
Less: Maintenance capital expenditures	$16 - $18

Free Cash Flow	$34 - $42

(1)	Excludes a charge for early extinguishment of debt of $2.7 million ($1.8 million after tax, or $.02 per diluted share), and excludes any gains or losses associated with asset dispositions.

(2)	Excludes any gains or losses associated with early extinguishments of debt, and excludes any gains or losses associated with asset dispositions.

(3)	Excludes any impact from tax consequences of early extinguishments of debt or asset dispositions.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or expectations. These risks and uncertainties include, but are not limited to:

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt, and our ability to refinance our senior subordinated notes in 2005;

•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility and senior subordinated note indenture on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	impact of our initiatives;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-Q for the quarter ended July 31, 2004 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.